EXECUTION COPY

____________________________________________________________________________

THIRD AMENDED AND RESTATED

AGREEMENT OF

LIMITED PARTNERSHIP OF

POTOMAC LEASING ASSOCIATES, L.P.

between

POTOMAC NEVADA LEASING CORPORATION

and

POTOMAC NEVADA CORPORATION

DATED AS OF JANUARY 7, 1999

____________________________________________________________________________

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF POTOMAC LEASING ASSOCIATES, L.P.

          This THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is entered into and shall be effective as of the 7th day of January, 1999, by and between POTOMAC NEVADA LEASING CORPORATION ("Leasing"), a Nevada corporation, as the General Partner, and POTOMAC NEVADA CORPORATION ("Nevada"), a Nevada corporation, as the Limited Partner, pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act.

ARTICLE I THE PARTNERSHIP

          SECTION 1.1. Formation. The Partnership was formed on April 15, 1993. The Partners hereby agree to continue the Partnership as a limited partnership pursuant' to the provisions of the Act and upon the terms and conditions set forth in this Agreement. This Agreement completely amends and restates that certain Second Amended and Restated Agreement of Limited Partnership of Potomac Leasing Associates, L.P., entered into as of June 8, 1993, as amended to date.

          SECTION 1.2. Name. The name of the Partnership shall continue to be Potomac Leasing Associates, L.P., and all business of the Partnership shall continue to be conducted in such name or, with the unanimous consent of the Partners, under any other name.

          SECTION 1.3. Purposes. The purposes of the Partnership are to acquire, manage, protect, conserve and dispose of Permitted Assets and to make such additional investments' and engage in such additional business endeavors as are permitted under this Agreement or otherwise as the Partners may unanimously agree, and to engage in any and all activities related or incidental thereto.

          SECTION 1.4 Principal Place of Business. The principal place of business of the Partnership shall continue to be at 1575 Delucchi Lane, Suite 115, Reno, Nevada 89502. The General Partner may change the principal place of business of the Partnership to any other place with the unanimous consent of the Partners.

          SECTION 1.5. Term. The term of the Partnership commenced on the date the certificate of limited partnership of the Partnership (the "Certificate") was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the earlier to occur of December 31, 2020, or the winding up and liquidation of the Partnership and the completion of its business following a Liquidating Event as provided in Article XII hereof.

          SECTION 1.6. Filings; Agent for Service of Process. (a) The General Partner caused the Certificate to be filed in the office of the Secretary of State of the State of Delaware in accordance with the provisions of the Act. The General Partner shall take any and all actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Delaware or any other jurisdiction in which the. Partnership is engaged in business. The General Partner shall cause amendments to the Certificate to be filed whenever required by the Act.

                    (b) The registered agent for service of process on the Partnership in the State of Delaware shall continue to be Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805 or any successor as appointed by the General Partner in accordance with the Act. The registered office of the Partnership in the State of Delaware is located at 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

                    (c) Upon the dissolution and completion of the winding up and liquidation of the Partnership, the General Partner (or, in the event there is no General Partner, any Person appointed pursuant to Section 12.2 hereof) shall promptly execute and cause to be filed appropriate certificates of cancellation in accordance with the Act and the laws of any other jurisdictions in which the General Partner or such other appointed Person, as the case may be, deems such filing necessary or advisable.

          SECTION 1.7. Title to Property. All real and personal property owned by the Partnership or any Partnership Subsidiary shall be owned by the Partnership or such Partnership Subsidiary, as the case may be, as an entity and no Partner shall have any ownership interest in such property in its individual name or right. Each Partner's Interest shall be personal property for all purposes. Each of the Partnership and any Partnership Subsidiary shall hold all of its property in the name of the Partnership or such Partnership Subsidiary, as the case may be, and not in the name of any Partner.

          SECTION 1.8. Payments of Individual Obligations. The Partnership's credit and assets shall be used solely for the benefit of the Partnership. No asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of any Partner.

          SECTION 1.9. Independent Activities; Transactions with Affiliates. (a) The General Partner shall be required to devote only such time to the affairs of the Partnership as the General Partner determines in its sole discretion may be necessary to manage and operate the Partnership. The General Partner shall be free to serve any other Person or' enterprise in any capacity that it may deem appropriate in its discretion.

                    (b) To the extent permitted by applicable law and except as otherwise provided in this Agreement, each Partner acknowledges that the other Partner (each acting on its own behalf) and its Affiliates are free to engage or invest in an unlimited number of activities or businesses, any one or more of which may be related to the activities or businesses of the Partnership, without having or incurring any obligation to offer any interest in such activities or businesses to the Partnership or any Partner. Neither this Agreement nor any activity undertaken pursuant to this Agreement shall prevent any Partner or its Affiliates from engaging in such activities or require any Partner to permit the Partnership or any Partner or its Affiliates to participate in any such activities. As a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation.

                   (c) To the extent permitted by applicable law and except as otherwise provided in this Agreement, the General Partner, when acting on behalf of the Partnership, is hereby authorized to purchase property from, sell property to, or otherwise deal with the Limited Partner, acting on its own behalf, or any Affiliate of the Limited Partner, provided that any such purchase, sale or other transaction shall be in the ordinary course of the Partnership's business and shall be made on such terms and conditions which are no less favorable to the Partnership than if the sale, purchase or other transaction had been entered into with an independent third party on prevailing market terms. The Partners hereby agree that PCI Loans and PCI Guaranteed Loans satisfy this independent third-party standard and the Partners hereby authorize the General Partner to cause the Partnership or any Partnership Subsidiary to enter into the documents referenced in this Section 1.9(c). Notwithstanding the foregoing, unless the Partners otherwise unanimously agree, any sale of Schedule A Assets by the Partnership to an Affiliate of any Partner must be consummated at a cash price of not less than the Appraised Value of such assets determined in accordance with the procedures set forth in Section 10.8(b)(i) hereof.

                    (d) The Limited Partner and any Affiliate thereof may also lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, and transact other business with the Partnership and, subject to other applicable law, has the same rights and obligations with respect thereto as a Person who is not a Partner. The existence of these relationships and acting in such capacities will not result in the Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the limited liability of the Limited Partner. If the Limited Partner or any Affiliate thereof is a lender, in exercising its rights as a lender, including making its decision on whether to foreclose on property of the Partnership, such lender will have no duty to consider (i) its sums as a Partner or an Affiliate of a Partner, (ii) the interests of the Partnership, or (iii) any duty it may have to a Partner or the Partnership.

SECTION 1.10. Definitions. Capitalized words and phrases used in this Agreement have the following meanings:

          "Act" means the Delaware Revised Uniform Limited Partnership Act, as set forth in the Del. Code Ann. Tit. 6, Section I7-10t to 17-1111, as amended from time to time (or any corresponding provisions of succeeding law).

          "Additional Capital Contributions" means, with respect to each Partner, the Capital Contributions made by such Partner pursuant to Section 2.3 hereof, reduced by the amount of any liabilities of such Partner assumed by the Partnership in connection with such Capital Contribution or which are secured by any property contributed by such Partner as a part of such Capital Contribution. In the event all or a portion of an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Additional Capital Contributions of the transferor to the extent they relate to the Transferred Interest.

"Additional Partnership Subsidiary" means such other corporation(s) as shall be designated by the Partnership.
"Additional Partnership Subsidiary Stock" has the meaning set forth in clause (iii) of the definition of "Permitted Assets."

          "Adjusted Capital Account Deficit" means, with respect to the Limited Partner, the deficit balance, if any, in the Limited Partner's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

          (i) Credit to such Capital Account any amounts which the Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-1(b)(2)(ii)(C), 1.704-2(g)(1)or 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5)' or 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling 50% or more of the outstanding voting interests of such Person, (iii) any officer, director, partner or trustee of, or a Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of 50 % or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term "control," (including with correlative meanings, the terms "controlling," "controlled by" or "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" or "Partnership Agreement" means this Third Amended and Restated Agreement of Limited Partnership, as amended, modified or supplemented from time to time.

          "Allocation Year" means (i) the period commencing on the Closing Date and ending on December 31, 1999, (ii) any subsequent period commencing on January 1 and ending on the following December 31 or (iii) any portion of any period described in clause (ii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Article III hereof.

          "Appraised Value" means, with respect to any asset being appraised, the fair market value price at which such asset would be sold by a willing and informed seller to a willing and informed unrelated buyer, neither being under any compulsion to sell or buy, taking into account all factors considered by the appraiser to affect the fair market value of the asset being appraised.

          "Assignment and Assumption Agreements" means, collectively, the Assignment and Assumption Agreement [1988 Z] and the. Assignment and Assumption Agreement [1988 AA], in each case by and between Potomac Nevada Corporation as Assignor and Potomac Leasing Associates, L.P. as Assignee relating to the contribution of the Phase I Assets to the Partnership.

          "Bankruptcy" means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy. A "Voluntary Bankruptcy" means, with respect to any Person, (a)(i) the inability of such Person generally to pay its debts as such debts become due, (ii) the failure of such Person generally to pay its debts as such debts become due, or (iii) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or (c) corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within ninety (90) days. It is the intent of the Partners that these definitions supersede those set forth in Section 17-402(d)(4) of the Act.

"Business Day" means a day of the year on which banks are not required or authorized to close in New York City.
"Capital Account" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

          (i) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Property distributed to such Partner.

          (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

          (iii) In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

          (iv) In determining the amount of any liability for purposes of the definition of "Additional Capital Contribution" and subparagraphs (i) and (ii) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

          The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or any Partner), are computed in order to comply with such Regulations, the General Partner, with the unanimous consent of the Partners, may make such modification. The General Partner also shall make, with the unanimous consent of the Partners, (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

          "Capital Contribution" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Interest held by such Partner.

"Certificate" has the meaning set forth in Section 1.5 hereof.
"Closing Date" means January 7 1999.
"Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
"Continental" means Continental Airlines, Inc.
"Damages Payment" has the meaning set forth in Section 2.4(e) hereof.

          "Debt" of a Person means (i) any indebtedness for borrowed money or deferred purchase price of property or evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by such Person whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement (the principal amount of such obligation shall be deemed to be the notional principal amount on which such swap is based), and (v) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii) and (iv) above, provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of such Person's business and are not delinquent or are being contested in good faith by appropriate proceedings.

          "Depreciation" means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year for U.S. federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

          "Expenses" means any and all liabilities, obligations, losses, damages, penalties, claims (including, but not limited to negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), actions, suits, costs, expenses and disbursements (including reasonable legal fees and expenses).

"Federal Aviation Act" means the Federal Aviation Act of 1958, as amended.

          "Fiscal Quarter" means (i) the period commencing on the Closing Date and ending on March 31, 1999, and (ii) any subsequent three-month period commencing on each of January 1, April 1, July 1 or October 1 and ending on the following of March 31, June 30, September 30 or December 31, as the case may be; provided that the last Fiscal Quarter shall end on the date on which all Partnership Property is distributed pursuant to Section 12.2 hereof and the Certificate has been canceled pursuant to the Act.

          "Fiscal Year" means (i) the period commencing on the Closing Date and ending on December 31, 1999, (ii) any subsequent twelve (12)-month period commencing on January 1 and ending on the earlier to occur of (A) the following December 31 or (B) the date on which all Partnership Property is distributed pursuant to Section 12.2 hereof and the Certificate has been canceled in accordance with the Act.

"FSBU" means First Security Bank of Utah, National Association, as owner trustee (and in its individual capacity where expressly provided) under the Phase II Trust Agreements.
"GAAP" means United States generally accepted accounting principles as in effect from time to time as applied to the Partnership.

          "General Partner" means any Person who (i) is referred to as such in the first paragraph of this Agreement or has become a General Partner pursuant to the terms of this Agreement, and (ii) has not, at any given time, ceased to be a General Partner pursuant to the terms of this Agreement.

"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (i) The initial Gross Asset Value of any asset contributed by a Partner to-the Partnership shall be the fair market value of such asset, as determined by the General Partner with the unanimous consent of the Partners;

          (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective Appraised Values, as determined in accordance with the appraisal procedures set forth in Section 10.8(b)(i) hereof, in connection with the following events: (A) the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for all or a portion of its Interest in the Partnership; and (C) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

          (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the Appraised Value of such asset as determined in accordance with Section 10.8(b)(i) as of the date of such distribution; and

          (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 732(d), 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses" and Section 3.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Partners unanimously agree that an adjustment pursuant to subparagraph (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

          "Interest" means any interest in the Partnership representing the Capital Contributions made by a Partner or its predecessors in interest, including any and all benefits to which the holder of such an interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

"Involuntary Bankruptcy" has the meaning set forth in the definition of "Bankruptcy.
"Issuance Items" has the meaning set forth in Section 3.3(h) hereof.
"Lessee" means United Air Lines, Inc. as Lessee under the Phase I Leases.
"Lessor Liens" has the meaning set forth in Section 1 of each of the Phase I Leases.
"Lessor's Liens" has the meaning set forth in Section 1 of each of the Phase II Leases.
"Letter Agreements" means the two Letter Agreements, each dated as of June 8, 1993, from the Partnership addressed to Continental in connection with the Phase II Trust Agreements.

          "Limited Partner" means any Person (i) who is referred to as such in the first paragraph of this Agreement or who has become a Limited Partner pursuant to the terms of this Agreement, and (ii) who has not ceased to be a Limited Partner.

"Liquidating Event" has the meaning set forth in Section-12.1 hereof.

          "Loan" means a loan that is made by the Partnership or a Partnership Subsidiary to, and at all times the obligor of which is, PCI or any Affiliate of PCI; provided that (i) each such Loan shall require interest-only payments at a rate equal to PCI's then current borrowing rate (i. e., the rate that would be charged to PCI in accordance with Section 1.9(c) hereof) for equivalent maturity securities, and (ii) principal for each such Loan shall be repaid at maturity.

          "Net Cash Flow" means the gross cash proceeds of the Partnership (including Capital Contributions of money) less the portion thereof used to pay, or to establish in the reasonable determination of the General Partner (considering projected cash receipts), a reasonable reserve for (a) Partnership expenses, (b) debt payments, (c) capital expenditures with respect to the Schedule A Assets 0i: other Permitted Assets and (d) with unanimous consent of the Partners, contingencies, all as determined by the General Partner. "Net Cash Flow" shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be, without duplication, (i) decreased by distributions previously made pursuant to Section 4.1 hereof, (ii) decreased by the amount of any funds invested in Permitted Assets, (iii) decreased by damages or other indemnification payments to the Partnership that are required to be paid over by the Partnership to a Partner or an Affiliate 'thereof pursuant to Section 7.4 or 10.4 hereof, and (iv) increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

"Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1).
"Nonrecourse Liability" has the meaning set forth in Regulations Section 1.704-2(b)(3).
"Owner Participant" has the meaning set forth in Section 1 of each of the Phase I Leases.
"Owner Trustee" means Wilmington Trust Company as Owner Trustee under the Phase I Leases.
"Parent" means (i) in the case of the General Partner, Potomac Nevada Corporation, and (ii) in the case of the Limited Partner, Potomac Capital Investment Corporation.
"Partner Nonrecourse Debt" has the meaning set forth in Regulations Section 1.704-2(b)(4).

          "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

"Partner Nonrecourse Deductions" has the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
"Partners" means the General Partner and all Limited Partners, where no distinction is required by the context in which the term is used herein. "Partner" means any one of the Partners.
"Partnership" means the limited partnership continued pursuant to this Agreement and the limited partnership continuing the business of this Partnership in the event of dissolution as herein provided.
"Partnership Minimum Gain" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
"Partnership Subsidiary" means either Partnership Subsidiary I or any Additional Partnership Subsidiary.
"Partnership Subsidiary Stock" means either Partnership Subsidiary I Stock or any Additional Partnership Subsidiary Stock.
"Partnership Subsidiary I" means such corporation as shall be designated by the Partnership.
"Partnership Subsidiary I Stock" has the meaning set forth in clause (ii) of the definition of "Permitted Assets.
"PCI" means Potomac Capital Investment Corporation, a Delaware corporation.
"PCI Guaranteed Loan" means a Loan made by the partnership or a Partnership Subsidiary to an Affiliate of PCI, in each case guaranteed by PCI.
"PCI Loan" means a Loan made by the Partnership or a Partnership Subsidiary to PCI.

          "Percentage Interest" means, with respect to any Partner, the ratio (expressed as a percentage) of the balance in such Partner's Capital Account to the aggregate balances in the Capital Accounts of all Partners. The Percentage Interest as of the Closing Date with respect to each Partner is the percentage set forth opposite such Partner's name in Section 2.5 hereof. In the event all or any portion of an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to a corresponding portion of the Percentage Interest of the transferor.

"Permitted Assets" means:
(i) The Phase I Assets and the Phase II Assets listed on Schedule A hereto (collectively, the "Schedule A Assets") contributed to the Partnership by Nevada;
(ii) Up to one hundred percent (100%) of the issued and outstanding capital stock of Partnership Subsidiary I ("Partnership Subsidiary I Stock");
(iii) Up to one hundred percent (100%) of the issued and outstanding capital stock of any Additional Partnership Subsidiary ("Additional Partnership Subsidiary Stock");
(iv) PCI Loans and PCI Guaranteed Loans;

          (v) U.S. government or U.S. government agency securities, or other corporate debt instruments that, in either case, are rated at least investment grade by either Standard & Poor's Corporation or by Moody's Investors Service, Inc.;

(vi) Any temporary investment permitted by Section 5.7 hereof;
(vii) Any of the following items of personal property which, at the time acquired by the Partnership, are subject to leases that are substantially similar to the leases on the Schedule A Assets:
(x) Rail cars, airplanes, airplane engines, and similar transportation equipment;
(y) Computer, data processing-and communications equipment; and
(z) Vehicles, including automobiles, forklift trucks, cranes and similar heavy equipment; and
(viii) Any other assets as may be agreed to by all of the Partners. "Permitted Transfer" has the meaning set forth in Section 10.2 hereof.

          "Person" means any individual, partnership (whether general or limited and whether domestic or foreign), limited liability company, corporation, trust, estate, association, custodian, nominee or other entity.

"Phase I Assets" means the assets held through the Owner Participant interests contributed to the Partnership by Nevada pursuant to the Phase I Contribution Agreement.
"Phase I Contribution Agreement" means that certain Contribution Agreement, dated as of April 18, 1993, between the Partnership and Nevada.
"Phase I Guarantees" means the Guaranty of Obligations [1988F] and the Guaranty of Obligations [1988AA], each by Nevada in favor of the Lessee and the Owner Trustee, dated as of April 15, 1993.

          "Phase I Leases" means, collectively, the Lease Agreement (1988 Z) and the Lease Agreement (1988AA), each dated as of October 1, 1988, between Wilmington Trust Company as Owner-Trustee and United Air Lines, Inc. as Lessee, and each as supplemented by the Lease Supplement No. I dated November 14, 1988.

          "Phase I Trust Agreements" means, collectively, Trust Agreement (1988Z)and Trust Agreement (1988AA), each dated as of October 1, 1988, between PCI as Owner Participant and Wilmington Trust Company as Owner Trustee, and each as supplemented by the Trust Agreement Supplement (1988Z) or the Trust Agreement Supplement (1988AA), as the case may be, each dated November 14, 1988.

"Phase II Assets" means the assets transferred to FSBU and deemed contributed to the Partnership by Nevada, in accordance with the Phase II Contribution Agreement.
"Phase II Contribution Agreement" means that certain Contribution Agreement dated as of June 8, 1993 between the Partnership and Nevada.
"Phase II Guarantees" means the' Guaranty of Obligations [N71828] and the Guaranty of Obligations [N14831] dated as of June 8, 1993, each by Nevada in favor of Continental.

          "Phase II Leases" means, collectively, the First Amended and Restated Lease Agreement No. 1 and the First Amended and Restated Lease Agreement No. 2, each dated as of June 8, 1993 between FSBU and Continental, as amended.

"Phase II Trust Agreements" means the Trust Agreement [N71828] and the Trust Agreement [N148311], each dated as of June 8, 1993 between the Partnership and FSBU, as amended.

          "Profits" and "Losses" means, for each Allocation Year, an amount equal to the Partnership's taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          (ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

          (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment, if positive, shall be taken into account as gain or, if negative, shall be taken into account as loss, from the disposition of such asset for purposes of computing Profits or Losses;

          (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

          (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of "Depreciation;"

          (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

          (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

"Property" means all real and personal property (including cash) acquired or held by the Partnership and any improvements thereto and shall include both tangible and intangible property.
"Reconstitution Period" has the meaning set forth in Section 12.1 hereof.

          "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Regulatory Allocations" has the meaning set forth in Section 3.4 hereof.
"Retirement Date" has the meaning set forth in Section 10.8(a) hereof.
"Retirement Notice" has the meaning set forth in Section 10.8(a) hereof.
"Schedule A Assets" has the meaning set forth in clause (i) of the definition of "Permitted Assets."

          "Tax Indemnity Agreements" means the Tax Indemnity Agreements, each dated as of June 8, 1993, among FSBU, the Partnership, Nevada, Leasing, PLA-BT Nevada, Inc., and Continental, relating to the Phase II Assets.

"Tax Matters Partner" has the meaning set forth in Section 8.3(a) hereof.

          "Transfer" means, with respect to all or any portion of an Interest, as a noun, any voluntary or involuntary transfer, sale, or other disposition and, as a verb, voluntarily or involuntarily, to transfer, sell, or otherwise dispose of.

"Trust Agreements" means the Phase I Trust Agreements and the Phase II Trust Agreements.
"Voluntary Bankruptcy" has the meaning set forth in the definition of "Bankruptcy."

          "Wholly Owned Affiliate" of any Person means an Affiliate of such Person (i) 100% of the voting stock or beneficial ownership of which is owned directly by such Person, or by any Person who, directly or indirectly, owns 100% of the voting stock or beneficial ownership of such Person, (ii) an Affiliate of such Person who, directly or indirectly, owns 100 % of the voting stock or beneficial ownership of such Person, and (iii) any Wholly Owned Affiliate of any Affiliate described in clauses (i) or (ii) of this definition.

          SECTION 1.11. Powers. The Partnership shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Partnership set forth in Section 1.3 hereof and for the protection and benefit of the Partnership and shall have, without limitation, any and all powers that may be exercised on behalf of the Partnership by the General Partner pursuant to Article V hereof.

SECTION 1.12. Other Terms. Unless the content shall require otherwise:
(a) Words importing the singular number or plural number shall include the plural number and singular number respectively;
(b) Words importing the masculine gender shall include the feminine and neuter genders and vice versa;
(c) Reference to "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation;"

          (d) Reference in this Agreement to "herein," "hereby," "hereof" or "hereunder", or any similar formulation, shall be deemed to refer to this Agreement as a whole, including the Exhibits, unless the context otherwise requires;

(e) References in this Agreement to "Section" or "Sections" are to a section or sections of this Agreement unless otherwise specified; and
(f) Reference to "and" and "or" shall be deemed to mean "and/or."
ARTICLE II PARTNERS AND CAPITAL
SECTION 2.1. General Partner. The name and address of the General Partner are as follows:
Potomac Nevada Leasing Corporation 1517 Delucchi Lane Suite 115 Reno, Nevada 89502 Attention: Contracts Administrator Fax: (702) 786-9532
SECTION 2.2. Limited Partner. The name and address of the Limited Partner are as follows:
Potomac Nevada Corporation 1517 Delucchi Lane Suite 115 Reno, Nevada 89502 Attention: Contracts Administrator Fax: (702) 786-9532

          SECTION 2.3. Additional Capital Contributions. (a) In General. Each Partner may contribute from time to time such additional cash or other property as it may determine or as may be required under Section 4.3 or 12.3(a)(ii) hereof; provided that any Capital Contribution of property made by such Partner pursuant to this Section 2.3(a) shall consist of Permitted Assets.

                    (b) In the event that Nevada is required to make any payment under the Phase I Guarantees or the Phase II Guarantees, including without limitation any payment attributable to the obligations described in Section 15.3 of the Phase II Leases, such payment shall be treated as a capital contribution by Nevada to the Partnership for all purposes of this Agreement and Nevada shall contribute to the Partnership all subrogation rights arising as a result of such payment.

          SECTION 2.4. Other Matters. (a) Except as otherwise provided in Section 10.8 or Article XII hereof, no Partner shall demand or receive a return of its Capital Contributions or withdraw from the Partnership without the consent of the other Partner. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided in this Agreement.

                    (b) No Partner shall receive any interest or draw with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner, except as otherwise provided in this Agreement.

                    (c) The Limited Partner shall not be liable for the debts, liabilities, contracts or any other obligations of the Partnership. Except (i) as otherwise provided by this Agreement or mandatory provisions of applicable state law or (ii) as otherwise required because the Partnership made a distribution to the Limited Partner in violation of the Act at a time when the Limited Partner knew the distribution would violate the Act, the Limited Partner shall not be required to lend or contribute any funds to the Partnership.

(d) The General Partner shall not have any personal liability for the repayment of any Capital Contributions of the Limited Partner.

                    (e) Notwithstanding anything to the contrary herein, amounts paid or received by a Partner or an Affiliate of a Partner as damages or indemnification with respect to any breach or other violation of any representation, warranty, covenant or other agreement made pursuant to Article VII or Section 10.4 hereof (such amounts being referred to in this Section 2.4(e) as a "Damages Payment") shall be treated for income tax purposes as a contribution to, or a distribution from the Partnership to, as the case may be, such Partner; provided however, that a Damages Payment (i) shall not be treated as a Capital Contribution, (ii) shall not cause an adjustment to or otherwise affect the Capital Account of any Partner, (iii) shall not be taken into account in computing Profits or Losses, (iv) shall be deemed to be a contribution obligation under the Act and (v) in the case of a Damages Payment to a Partner or an Affiliate of a Partner, shall not be treated as a distribution of Net Cash Flow; provided further, however, that (x) to the extent a Damages Payment required to be paid by a Partner or an Affiliate of a Partner is with respect to a payment by the Partnership of an item that is deductible for income tax purposes or results in an increase in the basis of any Partnership asset that is depreciable, amortizable, or subject to cost recovery, any such deduction or cost recovery allowance shall not be taken into account in computing Profits or Losses or other items of loss or deduction allocable pursuant to Article III hereof, but shall be specially allocated to such Partner for income tax purposes, (y) to the extent any Damages Payment required to be paid to a Partner or an Affiliate of a Partner is with respect to the receipt by the Partnership of an item that constitutes income for income tax purposes, such income shall not be taken into account in computing Profits or Losses or other items of income or gain allocable pursuant to Article III hereof, but shall be specially allocated to such Partner for income tax purposes, and (z) any special allocations pursuant to clauses (x) or (y) of this Section 2.4(e) shall not affect the Capital Account of any Partner.

          SECTION 2.5. Capital Accounts and Percentage Interests. The Capital Account and Percentage Interest of each Partner as of the Closing Date, which give effect to all Capital Contributions, transfers of Interests and adjustments to Capital Accounts made prior to and including the Closing Date, are as follows:

	Closing Date Capital Account	Percentage Interest
GENERAL PARTNER: Potomac Nevada Leasing Corporation	$ 2,341,587	1.10%
LIMITED PARTNER: Potomac Nevada Corporation	$210,027.733	98.90%
TOTAL	$212,369,320	100.00%
ARTICLE III ALLOCATIONS
SECTION 3.1. Profits. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Profits for any Allocation Year shall be allocated in the following order and priority:

          (a) First, 100% to the General Partner in an amount equal to the remainder, if any, of (i) the cumulative Losses allocated to the General Partner pursuant to Section 3.2(c) hereof for all prior Allocation Years, minus (ii) the cumulative Profits allocated to the General Partner pursuant to this Section 3.1(a) for all prior Allocation Years;

          (b) Second, to the Partners in proportion: to and to the extent of an amount equal to the remainder, if any, of (i) the cumulative Losses allocated to each Partner pursuant to Section 3.2 (b) hereof for all prior Allocation Years, minus (ii) the cumulative Profits allocated to such Partner pursuant to this Section 3.1(b) hereof for all prior Allocation Years; and

(c) Third, the balance, if any, to the Partners in proportion to their Percentage Interests.

          SECTION 3.2. Losses. After giving effect to the special allocations set forth in -Sections 3.3 and 3.4 hereof, Losses for any Allocation Year shall be allocated in the following order and priority, subject to the limitations in Section 3.5 hereof:

          (a) First, to the Partners in proportion to and to the extent of the remainder, if any, of (i) the cumulative Profits allocated to each Partner pursuant to Section 3.1 (c) hereof for all prior Allocation Years, minus (ii) the cumulative Losses allocated to such Partner pursuant to this Section 3.2(a) hereof for all prior Allocation Years;

(b) Second, to the Partners in proportion to their Percentage Interests until the Capital Account of the Limited Partner is equal to zero; and
(c) Third, the balance, if any, 100% to the General Partner.
SECTION 3.3. Special Allocations. The following special allocations shall be made in the following order:

          (a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(0, notwithstanding any other provision of this Article III, if there is a net decrease in Partnership Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

          (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article III, if there is a net decrease in Partner Non-recourse Debt Minimum Gain attributable to a Partner Non-recourse Debt during any Allocation Year, each Partner who has a share of the Partner Non-recourse Debt Minimum Gain attributable to such Partner Non-recourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner's share of the net decrease in Partner Non-recourse Debt Minimum 'Gain attributable to such Partner Non-recourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (c) Qualified Income Offset. In the event the Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to the Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Limited Partner as quickly as possible; provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.3(c) were not in the Agreement.

          (d) Gross Income Allocation. In the event the Limited Partner has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of (i) the amount the Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount the Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, the Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to .the extent that the Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Section 3.3(c) hereof and this Section 3.3(d) were not in the Agreement.

(e) Non-recourse Deductions. Non-recourse Deductions for any Allocation Year shall be specially allocated to the Limited Partner and to the General Partner in proportion to their Percentage Interests.

          (f) Partner Non-recourse Deductions. Any Partner Non-recourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Non-recourse Debt to which such Partner Non-recourse Deductions are attributable in accordance with Regulations Section 1.704-2(1)(1).

          (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Interest, the amount of such, adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulations Section 1.704-l(b)(2)(iv)(m)(4) applies.

          (h) Allocations Relating to Taxable Issuance of Partnership Interests. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of an Interest by the Partnership to a Partner (the "Issuance Items") shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

          SECTION 3.4. Curative Allocations. The allocations set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(f), 3.3(g) and 3.5 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be Offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Article III (other than the Regulatory Allocations and the following sentence), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance-is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 3.1, 3.2, 3.3(h) and 3.6 hereof. Notwithstanding the previous sentence, the General Partner shall not make special allocations of income or gain under this Section 3.4 to offset Regulatory Allocations previously made under Sections 3.3(e) and 3.3(f) hereof.

          SECTION 3.5. Loss Limitation. The Losses allocated pursuant to Section 3.2 hereof and the items of loss or deduction allocated pursuant to Sections 3.3 and 3.4 hereof shall not exceed the maximum amount of Losses and items of loss or deduction that can be so allocated without causing the Limited Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Year. All Losses and items of loss or deduction in excess of the limitation set forth in this Section 3.5 shall be allocated to the General Partner.

          SECTION 3.6. Other Allocation Rules. (a) Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Partners pursuant to this Article III as of the last day of each. Allocation Year; provided that Profits, Losses and such other items shall also be allocated at such times as are required by Section 10.8(b) hereof and at such other times as the Gross Asset Values of Partnership Property are adjusted pursuant to subparagraph (ii) of the definition of "Gross Asset Value."

          (b) In any cases in which it is necessary to determine the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

          (c) The Partners are aware of the income tax consequences of the allocations made by this Article III and hereby agree to be bound by the provisions of this Article III in reporting their shares of Partnership income and loss for income, tax purposes, except to the extent otherwise required by law.

          (d) Solely for purposes of determining a Partner's proportionate share of the "excess non-recourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners' interests in Partnership profits are as follows: 1% to the General Partner and 99 % to the Limited Partner.

          (e) To the extent permitted by Regulations Section 1.704-2(h)(3), the General Partner shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Non-recourse Liability or a Partner Non-recourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for the Limited Partner.

          SECTION 3.7. Tax Allocations: Code Section 704(c). (a) In accordance with Code Section 704(c) and the applicable Regulations thereunder in effect on the date of the contribution of any assets to which Code Section 704(c) relates, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of "Gross Asset Value").

          (b) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of "Gross Asset Value" subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations thereunder in effect on the date of such adjustment.

          (c) Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

          (d) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be', for the Allocation Year.

ARTICLE IV DISTRIBUTIONS

          SECTION 4.1. Distributions of Net Cash Flow. Except as otherwise provided in Section 4.2, Section 10.8 and Article XII hereof, distributions of Net Cash Flow shall be made at such times and in such amounts as shall be determined by the General Partner.

          SECTION 4.2. Amounts Withheld. All amounts withheld or required to be withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Partnership or the Partners and treated by the Code (whether or not withheld pursuant to the Code) or any such tax law as amounts payable by or in respect of the Partners or any Person owning an interest, directly or indirectly, in such Partner shall be treated as amounts paid or distributed to the Partners with respect to which such amount was withheld pursuant to this Article IV for all purposes under this Agreement. The General Partner is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or foreign law, and shall allocate any such amounts to the Partners with respect to which such amount was withheld.

          SECTION 4.3. Distributions to the Limited Partner. It is the intent of the parties hereto that no distribution or payment to the Limited Partner (including distributions under Sections 4.1, 10.8 and 12.2 hereof) shall be deemed a return of money or other property in violation of the Act. The payment or distribution of any such money or property to the Limited Partner shall be deemed to be a compromise within the meaning of Section 17-502(b) of the Act, and the Limited Partner receiving any such money or property shall not be required to return any such money or property to the Partnership, any creditor of the Partnership or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, the Limited Partner is obligated to return such money or property, such obligation shall be the obligation of the Limited Partner and not of the General Partner. Any amounts required to be paid under such obligation shall be treated as an "Additional Capital Contribution pursuant to Section 2.3(a) hereof.

ARTICLE V MANAGEMENT

          SECTION 5.1. Authority of the General Partner. The General Partner shall take all actions which may be necessary or appropriate (i) for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partner or to enable the Partnership to conduct the business in which it is engaged and (ii) for the accomplishment of the Partnership's purposes, including the acquisition, development, maintenance, preservation, and operation of Property in accordance with the provisions of this Agreement and applicable laws and regulations.

          Subject to the limitations and restrictions set forth in this Agreement including, without limitation, those set forth in this Article V, the General Partner shall manage and control the business of the Partnership by conducting, in the name of, and on behalf of, the Partnership, the day-to-day business and affairs of the Partnership, and in so doing may exercise in the name of, and on behalf of, the Partnership the following specific rights and powers without any further consent of the Partners being required:

(a) Acquire by purchase, lease, or otherwise any personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

          (b) Operate, maintain, finance, improve, own, grant options, with respect to, sell, convey, assign, mortgage, and lease any personal property necessary or appropriate to the accomplishment of the purposes of the Partnership;

          (c) Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the formation, management, maintenance, and operation of Property, or in connection with managing the affairs of the Partnership;

          (d) Borrow money and issue evidences of indebtedness necessary or appropriate for the accomplishment of the purposes of the Partnership and secure the same by mortgage, pledge, or other lien on any Property;

          (e) Execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Property;

          (f) Care for and distribute funds to the Partners by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

          (g) Contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate (subject to the control and supervision of the General Partner) to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

          (h) Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Property and General Partner liability) necessary or appropriate for the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each jurisdiction in which the Partnership was formed or is then qualified;

(i) Invest Partnership funds in Permitted Assets; and

          (j) Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith.

SECTION 5.2. Right to Rely on the General Partner. (a) Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the General Partner as to:
(i) The identity of any General Partner or the Limited Partner;

          (ii) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership;

(iii) The Persons who are authorized to execute and deliver any instrument or document of the Partnership; or
(iv). Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

          (b) The signature of the General Partner shall be necessary and sufficient to convey title to any property owned by the Partnership or to execute any promissory notes, trust deeds, mortgages, or other instruments of hypothecation, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the General Partner shall be sufficient to execute any "statement of partnership" or other documents necessary to effectuate this or any other provision of this Agreement. All of the Partners do hereby appoint the General Partner as their attorney-in-fact for the execution of any or all of the documents described in this Section 5.2(b)

          SECTION 5.3.    Restrictions on Authority of the General Partner. The General Partner shall not have the authority to, and covenants and agrees that it shall not, do any of the following acts without the unanimous consent of the Partners:

          (a) Cause or permit the Partnership to engage in (i) any activity that is not consistent with the purposes of the Partnership as set forth in Section 1.3 hereof or (ii) any merger or consolidation of the Partnership;

(b) Knowingly do any act in contravention of this Agreement;
(c) Knowingly do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;
(d) Confess a judgment against the Partnership in an amount in excess of Interests.
(e) Possess Property, or assign rights in specific Property, for other than a Partnership purpose;
(f) Knowingly perform any act that would subject the Limited Partner to liability as a general partner in any jurisdiction;

          (g) Cause or permit the Partnership or any Partnership Subsidiary to voluntarily take any action with respect to the Partnership or such Partnership Subsidiary described in clauses (a)(iii), (b) or (c) of the definition of "Bankruptcy," that would cause a Bankruptcy of the Partnership or any Partnership Subsidiary;

(h) Cause a significant change in the nature of the Partnership's business or make any amendment, consent, waiver, or other modification with respect to a Permitted Asset;

          (i) Cause the Partnership to admit any additional Partners or issue any additional Partnership Interests other than pursuant to Section 10.6 hereof or to effect any redemption or retirement of any part of an Interest (other than a redemption or retirement pursuant to Section 10.8(b) hereof);

          (j) Cause the Partnership to prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Property; or

          (k) Cause the Partnership or any Partnership Subsidiary to acquire, by purchase, lease or contribution, any assets other than Permitted Assets or any Permitted Asset that is in default at the time of its acquisition by the Partnership or such Partnership Subsidiary.

          SECTION 5.4. Fiduciary Duty of the General Partner. Subject to Section 1.9(b) hereof, the General Partner, in its capacity as General Partner, shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Partners, including the safekeeping and use of all of the Property and the use thereof for the exclusive benefit of the Partnership.

          SECTION 5.5. Indemnification of the Partners. (a) To the maximum extent permitted by applicable law, the Partnership, its receiver or its trustee (in the case of its receiver or trustee, to the extent of Partnership Property) shall indemnify, save harmless, and pay all Expenses of the General Partner or any officers or directors of the General Partner relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the General Partner, officer or director in connection with the business of the Partnership, including attorneys fees incurred by the General Partner, officer or director in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

          (b) In the event of any action by a Partner against the General Partner, including a Partnership derivative suit, the Partnership shall indemnify, save harmless, and pay all Expenses of the General Partner incurred in the defense of such action, if the General Partner obtains a favorable final nonappealable judgment in such action.

          (c) The Partnership shall indemnify, save harmless, and pay all Expenses of the General Partner if it, for the benefit of the Partnership, makes any deposit; acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Partnership and suffers any financial loss as the result of such action.

          (d) Notwithstanding anything to the contrary in any of Sections 5.5(a), 5.5(b) and 5.5(c) hereof, no Partner shall be indemnified from any liability for fraud, bad faith, willful misconduct, negligence or failure to perform in accordance with this Agreement.

          (e) Notwithstanding anything to the contrary in any of Sections 5.5(a), 5.5(b) and 5.5(c) hereof, in the event that any provision in any of such Sections is determined to be invalid in whole or in part, such Section shall be enforced to the maximum extent permitted by law.

(f) Notwithstanding anything to the contrary in this Agreement, in no event will any indemnification set forth in this Section 5.5 subject the Limited Partner to personal liability.

          SECTION 5.6. Compensation and Expenses. (a) Compensation and Reimbursement. Except as otherwise provided in this Section 5.6 or Section 5.5(c) hereof, no Partner shall receive any salary, fee or draw for services rendered to or on behalf of the Partnership or any Partnership Subsidiary or otherwise in its capacity as a Partner, nor shall any Partner be reimbursed for any expenses incurred by such Partner on behalf of the Partnership or any Partnership Subsidiary or otherwise in its capacity as a Partner.

          (b) Expenses. The General Partner may charge the Partnership, and shall be reimbursed, for other reasonable direct out-of-pocket expenditures that are necessary or appropriate for the conduct of the Partnership's business.

          (c) Partnership Subsidiary. The General Partner is authorized to cause or permit a Partnership Subsidiary to pay Affiliates of the General Partner reasonable fees for services rendered to or on behalf of such Partnership Subsidiary and to reimburse reasonable direct out-of-pocket expenditures that are necessary or appropriate for the conduct of such Partnership Subsidiary's business.

          SECTION 5.7. Temporary Investments. All cash held by the Partnership not otherwise invested in a Permitted Asset shall be deposited for the benefit of the Partnership in one or more accounts of the Partnership maintained in such financial institutions as the General Partner shall determine or shall be invested in short-term liquid securities or other cash-equivalent obligations of such financial institutions or of the United States government (or institutions whose obligations are guaranteed as to payment by the United States government, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may determine from time to time. Such financial institutions must have outstanding unsecured indebtedness that is rated AA or better by Standard & Poor's Corporation or Aa2 or better by Moody's Investors Service, Inc. (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured bank indebtedness).

ARTICLE VI ROLE OF LIMITED PARTNER

          SECTION 6.1. Rights or Powers. The Limited Partner shall not have any right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way. Notwithstanding the foregoing, the Limited Partner shall have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. The Limited Partner, any Affiliate thereof-or an employee, stockholder, agent, director or officer of the Limited Partner or any Affiliate thereof, may also be an employee or agent of the Partnership or an employee, agent, stockholder, director or officer of a General Partner. The existence of these relationships and acting in such capacities will not result in the Limited Partner being deemed to be participating in the control of the business of the Partnership or otherwise affect the limited liability of the Limited Partner.

          SECTION 6.2. Voting Rights. The Limited Partner shall have the right to vote only on the matters specifically reserved for their vote or approval which are set forth in this Agreement and as required by the Act.

          SECTION 6.3. Procedure for Consent. In any circumstances requiring the agreement, approval or consent of the Limited Partner specified in this Agreement, such agreement, approval or consent may, except where a standard for such agreement, approval or consent is provided for expressly in this Agreement, be given or withheld in the sole and absolute discretion of the Limited Partner. If the General Partner receives the necessary agreement, approval or consent of the Limited Partner to such action, the General Partner shall be authorized and empowered to implement such action without further authorization by the Limited Partner. Such agreement, approval or consent must be obtained in writing; provided, however, that such agreement, approval or consent shall be deemed to have been given by the Limited Partner if such Partner does not otherwise notify the General Partner in writing within 60 days after such Partner is notified in writing by the General Partner that the Limited Partner's agreement, approval or consent is requested.

ARTICLE VII REPRESENTATIONS AND WARRANTIES

          SECTION 7.1. In General. As of the Closing Date, each Partner-hereby makes each of the representations and warranties applicable to such Partner as set forth in Section 7.2 hereof, and such representations and warranties shall survive the execution of this Agreement.

SECTION 7.2. Representations and Warranties. Each Partner hereby represents and warrants to the Partnership, to each of the other Partners, and to PCI that:

          (a) Due Incorporation or Formation; Authorization of Agreement. Such Partner is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Partner is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Partner has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by such Partner and constitutes the legal, valid and binding obligation of such Partner.

          (b) No Conflict with Restrictions; No Default. Neither the execution and delivery of this Agreement nor the performance or compliance by such Partner with the terms and provisions hereof (i) will conflict with, violate or result in a breach, whether with notice or lapse of time or both, of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Partner, (ii) will conflict with, violate, result in a breach of or constitute a default under, whether with notice or lapse of time or both, any of the terms, conditions or provisions of the articles of incorporation or bylaws of such Partner, (iii) will conflict with, violate, result in a breach of or constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights or require any consent, authorization or approval under any indenture, note, bond, mortgage, lease agreement or other instrument or agreement to which such Partner is a party or by which such Partner is or may be bound, or (iv) will result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the material properties or assets of such Partner.

          (c) Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or 'order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and' performance by such Partner of its obligations under this Agreement, or the consummation by such Partner of any transaction contemplated hereby has been completed, made or obtained on or before the date hereof.

          (d) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Partner, threatened against or affecting such Partner or any of its properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, which could, if adversely determined) reasonably be expected to materially impair such Partner's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner; and such Partner has not received any currently effective notice of any default, and such Partner is not in default (whether with notice or lapse of time or both), under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Partner's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner.

(e) Subsidiary. All of the outstanding capital stock or ownership interests in the capital and profits of such Partner is owned, directly or indirectly, by its Parent.

          (f) Investigation. Such Partner acquired its Interest based upon its own investigation, and the exercise by such Partner of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise; such Partner's acquisition of its Interest was made for its own account for investment, and not with a view to the sale or distribution thereof; and such Partner is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

          (g) Confidentiality. Except as contemplated hereby or required by a court of competent authority or regulatory agency or otherwise in connection with an examination of such Partner's records by appropriate authorities, each Partner shall keep confidential and shall not disclose to others (except its agents and 'advisors) and shall use its reasonable efforts to prevent its Affiliates and any of its, or its Affiliates' present or former employees, agents, and representatives from disclosing to others without the prior written consent of all Partners any information which pertains to this Agreement, any negotiations pertaining thereto, any of the transactions contemplated hereby or the business of the Partnership.

          (h) Citizenship. Such Partner is, and except as may be consented to by the other Partners (which consent shall not be unreasonably withheld), shall remain throughout the term of the Partnership, a "citizen of the United States" within the meaning of Section 101(16) of the Federal Aviation' Act and shall notify the General Partner immediately upon becoming aware of any fact or circumstance that would lead reasonably to the conclusion that such Partner is at risk of losing such citizenship.

          (i) Liens. Such Partner shall not cause or permit to exist Lessor Liens or Lessor's Liens attributable to or caused by it and will promptly, at its own expense, take such action as may be necessary to discharge any Lessor Liens or Lessor's Liens attributable to it or caused by it.

          (j) ERISA. Such Partner did not acquire its Interest in the Partnership with the assets of any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any "plan" within the meaning of Section 4975(e)(1) of the Code.

          (k) Public Utility Holding Company Act of 1935. Such Partner is not, nor will the Partnership be, a "holding company," an "affiliate of a holding company," or a "subsidiary of a holding company" as defined in, or subject to regulation under, the Public Utility Holding Company. Act of 1935, as amended.

          SECTION 7.3. Damages Payments With Respect To Letter Agreements. In the event that the Partnership is subject to or incurs any claim, loss, damage, liability, cost or expense (including, without limitation, reasonable counsel fees and expenses) in connection with or arising from either Letter Agreement (the "Letter Agreement Damages," and any such Letter Agreement Damages are attributable solely to (a) any act or omission of any Partner resulting directly in the failure or inability of the Partnership to perform any obligation under either Letter Agreement or (b) a misrepresentation of the Partnership under either Letter Agreement which directly results from (i) a fact or circumstance attributable to any Partner or (ii) a misrepresentation or breach of any representation, warranty or covenant by 'any Partner hereunder, then such Partner shall, immediately upon demand, pay to the Partnership an amount equal to the Letter Agreement Damages.

          SECTION 7.4. Damage Payments. Any damages, indemnification or other payments made to the Partnership with respect to any breach or other violation of any representation, warranty, covenant' or other agreement made pursuant to Article VII hereof, to the extent paid with respect to costs, liabilities or damages incurred by a Partner or an Affiliate thereof, shall immediately be paid by the Partnership to such Partner or Affiliate.

ARTICLE VIII ACCOUNTING, BOOKS AND RECORDS

          SECTION 8.1. Accounting, Books and Records. The Partnership shall maintain at its principal place of business separate books of account for the Partnership which shall show a true and accurate record in United States dollars of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Partnership and the operation of its business in accordance with GAAP consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement. The Partnership also shall keep separate books of account that reflect the Capital Accounts of the Partners as maintained pursuant to the provisions of this Agreement. The Partnership shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books and records accordingly. Any Partner or its designated representative shall have the right at its own cost and expense, at any reasonable time, to have access to and inspect and copy the contents of such books or records: The General Partner shall be reimbursed by such Partner for reasonable costs incurred as a result of such inspection. Notwithstanding anything in the Act (including Section 17-305(b) of the Act) or this Agreement to the contrary, the General Partner shall not have the right to keep confidential from the Limited Partner any information concerning the Partnership.

          SECTION 8.2. Reports. (a) In General. The General Partner shall be responsible for the preparation of financial reports of the Partnership and the coordination of financial matters of the Partnership with the Partnership's accountants.

          (b) Annual Reports. Within ninety (90) days after the end of each Fiscal Year and at such time as distributions are made to the Partners pursuant to Section 12.2 hereof, the General Partner shall cause to be prepared and each Partner to be furnished with audited financial statements accompanied by a report thereon of the Partnership's accountants stating that such statements are prepared and fairly stated in all material respects on a federal income tax basis, and to the extent inconsistent therewith, in accordance with this Agreement, including the following:

(i) A copy of the balance sheet of the Partnership as of the last day of such Fiscal Year;
(ii) A statement of income or loss for the Partnership for such Fiscal Year; and
(iii) A statement of the Partners' Capital Accounts and changes therein for such Fiscal Year;
provided, however, that the requirement of this Section 8.2(b) that the annual financial statements be audited may be waived by the unanimous consent of the Partners.

          (c) Retirement/Liquidation Date Reports. On the date on which any distribution is made pursuant to Section 10. 8(b) hereof in retirement of any portion' of a Partners Interest and the date on which a final distribution is made to the Partners pursuant to Section 12.2 hereof, the General Partner shall cause to be prepared and delivered to each Partner each of the following statements together with a certificate of the General Partner executed by a financial officer thereof familiar with the financial affairs of the Partnership that such statements have been prepared in accordance with this Agreement:

          (i) A balance sheet as of the date of such distribution setting forth the aggregate Appraised Values for each of the following as individual line items: the Schedule A Assets, all Loans held by the Partnership and any Partnership Subsidiary and any other Permitted Asset held by the Partnership and any Partnership Subsidiary; and

(ii) A statement of the Partners' Capital Accounts as adjusted immediately prior to such distribution pursuant to Section 3.6 and either Section 10.8 or Section 12.2 hereof, as the case may be.

          SECTION 8.3. Tax Matters Partner; Tax Information. (a) The General Partner is specifically authorized to act as the "Tax Matters Partner" under the Code and in any similar capacity under state, local or foreign law. The Tax Matters Partner shall have the authority to make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law, in connection with transfers of Interests and Partnership distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against the Partners with respect to adjustments to the Partnership's federal, state, local or foreign tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231, to represent the Partnership and the Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and the Partners in their capacities as Partners, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Partners with respect to such tax matters or otherwise affect the rights of the Partnership and the Partners; provided that, to the extent any such agreement, election, or document might have a material adverse effect on any Partner, such Partner must consent in writing to such agreement, election, or document and the General Partner must reasonably consult with such Partner in any discussions or negotiations associated with such agreement or document.

          (b) All necessary tax information shall be delivered by the General Partner to each Partner as soon as practicable but not later than three and one-half (31/2) months after the end of each Partnership taxable year. The General Partner shall file tax returns for the Partnership prepared in accordance with the Code and the Regulations. Each Partner agrees that it will report all Partnership taxable income, gain, loss, deduction and credit for each Partnership taxable year in the manner reflected on the Partnership's U.S. Partnership Return of Income (Form 1065) and related Schedule K-1 furnished to each Partner for such year.

ARTICLE IX AMENDMENTS; MEETINGS

          SECTION 9.1. Amendments. Amendments to this Agreement may be proposed by any Partner. Following such proposal, the General Partner shall submit to the Partners a verbatim statement of any proposed amendment and the General Partner shall include in any such submission a recommendation as to the proposed amendment. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of all of the Partners.

          SECTION 9.2. Meetings of the Partners. (a) Meetings of the Partners may be called by any Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than ten (10) Business Days or more than thirty (30) days-prior to the date of such meeting. Partners may vote in person, by proxy at such meeting or by telephone. Whenever the vote or consent of Partners is permitted or required under the Agreement, such vote or consent may be given at a meeting of the Partners or may be given in accordance with the procedure described in Section 9.3 hereof.

          (b) For the purpose of determining the Partners entitled to vote on, or to vote at, any meeting of the Partners or any adjournment thereof, the General Partner or the Partner requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty (30) days or less than ten (10) Business Days before any such meeting.

          (c) Each Partner may authorize any Person or Persons to act for it by proxy on all matters in which such Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it.

          (d) Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

          SECTION 9.3. Unanimous Consent. In the event the consent of the Partners is required for any action to be taken by the Partnership, such consent may be given at a meeting, which may be conducted by conference telephone call, or provided in writing executed by all the Partners.

ARTICLE X TRANSFERS
SECTION 10.1. Restriction on Transfers. Except as otherwise permitted by this Agreement, no Partner shall Transfer all or any portion of its Interest.

          SECTION 10.2. Permitted Transfers. Subject to the conditions and restrictions set forth in Section 10.3 hereof, a Partner may at any time Transfer all or any portion of its Interest to (a) any other Partner or Wholly Owned Affiliate of another Partner, (b) any Wholly Owned Affiliate of the transferor, (c) the transferor's administrator or trustee to whom such interest is transferred involuntarily by operation of law or (d) any Person approved by all the other Partners.

Any Transfer permitted by this Section 10.2 shall be referred to in this Agreement as a "Permitted Transfer."
SECTION 10.3. Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 10.2 hereof unless and until the following conditions are satisfied:

          (a) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee (i) shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Article X, and (ii) will comply with the requirements of Code Section 60501. In the case of a Transfer of Interest involuntarily by operation of law, the Transfer 'shall be confirmed by presentation to the Partnership of legal evidence of such Transfer, in form and-substance satisfactory to counsel to the Partnership. In addition, unless the requirements of this sentence have been waived by the General Partner, the Partnership shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

          (b) The transferor and transferee shall furnish the Partnership with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Interest transferred, and any other information reasonably necessary to permit the Partnership to file all required-tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall 'not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information.

          (c) Such Transfer will be exempt from all applicable registration requirements and will not violate any applicable laws regulating the transfer of securities and, except in the case of a Transfer of an Interest to another Partner or to an Affiliate of any Partner or involuntarily by operation of law, the transferor shall provide an opinion of counsel to such effect, unless the Partners unanimously agree to waive the requirement that such opinion be provided. Such opinion and counsel shall be reasonably satisfactory to all the Partners.

          (d) The Transfer will not cause the Partnership to be deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and, except in the case of a Transfer of an Interest involuntarily by operation of law, the transferor shall provide an opinion of counsel to such effect, unless the Partners unanimously agree to waive the requirement that such opinion be provided. Such opinion and counsel shall be reasonably satisfactory to all the Partners.

          (e) Except in the case of a Transfer of an Interest involuntarily by operation of law, if the transferor is a General Partner, the transferor and transferee shall provide the Partnership with an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Limited Partner, to the effect that such Transfer will not cause the Partnership to become taxable as a corporation for United States federal income tax purposes.

          SECTION 10.4. Prohibited Transfers. Any purported Transfer of an Interest that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Partnership is required to recognize a Transfer that is not a Permitted Transfer (or if the General Partner, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Interest Transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the Transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership.

          In the case of a Transfer or attempted Transfer of an Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Partnership and the other Partner from all cost, liability, and' damage that any of such indemnified Partners may incur (including, without limitation, incremental tax liabilities, lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby. Any indemnification payments made to the Partnership under this Section 10.4, to the extent paid with respect to costs, liabilities or other damages incurred by a Partner, shall be paid immediately .by the Partnership to such Partner.

          SECTION 10.5. Rights of Unadmitted Assignees. (a) In General. A Person who acquires an Interest but who is not admired as a substituted Partner pursuant to Section 10.6 hereof shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a General Partner or a Limited Partner under the Act or this Agreement.

          (b) General Partner. A transferee who acquires an Interest from a General Partner hereunder by means of a Transfer that is permitted under this Article X, but who is not admired as a substituted General Partner, shall have no authority to act for or bind the Partnership, to inspect the Partnership's books, or otherwise to be treated as a General Partner. Following such a Transfer, the transferor shall not cease to be a General Partner of the Partnership and shall continue to be a General Partner until such time as the transferee is admired as a General Partner.

         SECTION 10.6. Admission of Substituted Partners. Subject to the other provisions of this Article X, a transferee of an Interest may be admitted to the Partnership as a substituted Partner only upon satisfaction of the conditions set forth in this Section 10.6:

(a) The Partners unanimously consent to such admission;
(b) The Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;

          (c) The transferee becomes a party to this Agreement as a Partner and executes such documents and instruments as the General Partner may reasonably request (including, without limitation, a counterpart or amendment to this Agreement and an amendment to the Certificate) as may be necessary or appropriate to confirm such transferee as a Partner in the Partnership and such transferee's agreement to be bound by the terms and conditions hereof;

          (d) Unless the requirements of this Section 10.6(d) have been waived by the General Partner, the transferee pays or reimburses the Partnership for all reasonable legal, filing, and publication costs that the Partnership incurs in connection with the admission of the transferee as a Partner with respect to the Transferred Interest;

          (e) If the transferee is a partnership or corporation, the transferee provides the Partnership with evidence satisfactory to counsel for the Partnership that such transferee has made each of the representations and undertaken each of the warranties described in Article VII hereof; and

          (f) In the event' that the transferee of an Interest from a General Partner is admitted as a substituted General Partner hereunder, such transferee shall be deemed admitted to the Partnership as a General Partner immediately prior to the Transfer, and such transferee shall continue the business of the Partnership without dissolution.

          SECTION 10. 7. Distributions and Allocations in Respect of Transferred Interests. If any Interest is Transferred during any Allocation Year in compliance with the provisions of this Article X, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Allocation Year in accordance with Code Section 706(d), using any conventions permitted by law and agreed to by the transferor and the transferee. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Partnership is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Partnership shall recognize such Transfer as of the date of such Transfer, and provided further that if the Partnership does not receive a notice stating the date such Interest was transferred and such other information as the General Partner may reasonably require within thirty (30) days after the end of the Allocation Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, was the owner of the Interest on the last day of such Allocation Year. Neither the Partnership nor the General Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.7, whether or not the General Partner or the Partnership has knowledge of any Transfer of ownership of any Interest.

          SECTION 10.8. Partial Retirement of Limited Partner's Interest. Determination of Appraised Values and Gross Asset Values. (a) In General. The General Partner may at any time elect to cause a portion of the Limited Partner's Interest to be retired in accordance with this Section 10.8 by giving written notice of its election to the Partnership and to the Limited Partner; provided that no Liquidating Event (or event which, with notice or lapse of time, or both, would constitute a Liquidating Event) shall have occurred and be continuing, immediately before or after giving effect to such retirement, and provided further that the Limited Partner has a positive Capital Account balance, taking into account the adjustments and allocations set forth in Section 10.8(b) hereof that would result from the distribution in Section 10.8(b) hereof (other than the distribution itself). Notwithstanding the immediately preceding sentence, the General Partner, without the unanimous consent of the Partners, shall not be able to retire any portion of the Limited Partner's Interest that would cause the Limited Partner's Percentage Interest or positive Capital Account balance to fall below 50 percent of the total Percentage Interests or Capital Account balances of all of the Partners. Any notice given pursuant to this Section' 10.8(a) (a "Retirement Notice") shall include (i) a statement of the amount to be distributed in retirement of any portion of the Limited Partner's Interest and (ii) the date on which the distribution required by Section 10.8(b) hereof shall be made (the "Retirement Date"), which date shall not be later than 30 Business Days after the date of such written notice.

          (b) Distributions Upon Retirement. In the event that any portion of the Limited Partner's Interest is retired pursuant to Section 10.8(a) hereof, (x) the value of the Partnership's assets shall be determined in accordance with this Section 10.8(b) and the Gross Asset Values of all Partnership assets shall be adjusted pursuant to subparagraph (ii) of the definition of "Gross Asset Value" as of the applicable Retirement Date, (y) Profits, Losses and other items of Partnership income, gain, loss or deduction for the period beginning on the first day of the Allocation Year during which the Retirement Date occurs and ending on the Retirement Date shall be allocated pursuant to Article III hereof. On the applicable Retirement Date, the Partnership shall distribute to the Limited Partner an amount of Partnership Property the aggregate Appraised Values of which, as of the Retirement Date, are, (A) in the event that the entire Interest of the Limited Partner is to be retired, equal to the positive balance in the Limited Partner's Capital Account as of the Retirement Date immediately after giving effect to the adjustments and allocations required by the first sentence of this Section 10.8(b) and as reflected on the statement of Capital Accounts provided to the Partners pursuant to Section 8.2(c)(ii), or (B) in all other cases, equal to the amount stated in the applicable Retirement Notice.

          (i) For purposes of determining the amount of any adjustment to the Gross Asset Values of Partnership assets pursuant to subparagraph (ii) or (iii) of the definition of "Gross Asset Value," the Appraised Value of each of the Permitted Assets will be determined in accordance with this Section 10.08(b)(i).

          (A) The Appraised Value of any Loan shall be equal to the par value of such Loan plus accrued interest thereon, if any; provided that if there has occurred and is continuing any payment or other material default with respect to any such Loan at the time such value is being determined, the Appraised Value of such Loan shall be determined by an investment or commercial bank of national recognition selected by the General Partner with the consent of the Limited Partner (which consent shall not be unreasonably withheld).

          (B) The Appraised Value of the Schedule A Assets shall be determined by appraisal by a qualified appraiser appointed by the General Partner with the consent of the Limited Partner (which consent shall not be unreasonably withheld), using substantially the same valuation methodology as was used in determining the Gross Asset Values of the Schedule A Assets as of the Closing Date.

(C) The Appraised Value of any cash shall be valued at its face value.

          (d) The Appraised Value of any Partnership Subsidiary Stock shall be equal to the aggregate Appraised Values of all Permitted Assets held by such Partnership Subsidiary reduced by the present value of all liabilities of such Partnership Subsidiary, in each case multiplied by the percentage of such Partnership Subsidiary's stock then held by 'the Partnership.

          (ii) In the event that the General Partner has elected to retire all or any portion of the Limited Partner's Interest in the Partnership pursuant to Section 10.8(a) hereof, distributions shall be made to the Limited Partner, and such portion of the Limited Partner's Interest in the Partnership shall be retired, at 11:00 a.m. on the Retirement Date specified in the Retirement Notice, which date shall not be less than five (5) Business Days or more than fifteen (15) Business Days after the date on which the Retirement Notice was given pursuant to Section 10.8(a) hereof.

ARTICLE XI GENERAL PARTNER

          SECTION 11.1. Covenant Not to Withdraw, Transfer or Dissolve. Except as otherwise permitted by this Agreement, the General Partner hereby covenants and agrees not to (a) take any action .to file a certificate of dissolution or its equivalent with respect to itself, (b) take any action that would cause a Voluntary Bankruptcy of such General Partner, (c) withdraw or attempt to withdraw from the Partnership, (d) exercise any power under the Act to dissolve the Partnership, (e) Transfer all or any portion of its Interest as a General Partner, or (f) petition for judicial dissolution of the Partnership. Further, the General Partner hereby covenants and agrees to continue to carry out the duties of a General Partner hereunder until the Partnership is dissolved and liquidated pursuant to Article XII hereof.

          SECTION 11.2. Termination of Status as General Partner. (a) A General Partner shall cease to be a General Partner upon the first to occur of (i) the Bankruptcy of such Partner; (ii) the Transfer of such Partner's entire Interest as a General Partner unless the transferee does not become a substituted General Partner; (iii) the involuntary Transfer by operation of law of such General Partner's entire Interest in the Partnership, (iv) the vote of the Limited Partner to approve a request by such General Partner to retire, or (v) the vote of the Limited Partner to remove such General Partner after such General Partner has attempted to make a Transfer of its Interest that is not permitted by Section 10.2 hereof, committed a material breach of this Agreement or its representations and warranties hereunder, or committed any other act or suffered any Other condition that would justify a decree of dissolution Of the Partnership under the laws of the State of Delaware. In the event a Person ceases to be a General Partner without having Transferred its entire Interest as a General Partner, such Person shall be treated as an unadmitted' transferee of an Interest as a result of a Permitted Transfer of an Interest pursuant to Section 10.5 hereof.

          If a Person ceases to be a General Partner for any reason hereunder, such Person shall continue to be liable as a General Partner for all debts and obligations of the Partnership existing at the time such Person ceases to be a General Partner, regardless of whether, at such time, such debts or liabilities were known or unknown, actual or contingent. A Person shall not be liable as a General Partner for Partnership debts and obligations arising after such Person ceases to be a General Partner. Any debts, obligations, or liabilities in damages to the Partnership or another Partner of any Person who ceases to be a General Partner shall be collectible by any legal means and the Partnership is authorized, in addition to any other remedies at law or in equity, to apply any mounts otherwise distributable or payable by the Partnership to such Person to satisfy such debts, obligations, or liabilities.

          (b) It is the intention of the Partners that the Partnership not dissolve as a result of the cessation of any Person's status as a General Partner; provided, however, that if it is determined by a court of competent jurisdiction that the Partnership has dissolved, the provisions of Section 12.1 hereof shall govern.

          (c) If at the time a Person ceases to be a General Partner, such Person is also a Limited Partner with respect to an Interest other than its Interest as a General Partner, such cessation shall not affect such Person's rights and obligations with respect to such Interest.

          SECTION 11.3. Election of Additional General Partners. Provided the Partnership has one General Partner, any Partner may nominate one or more Persons for election as additional General Partners. The election of an additional General Partner shall require an affirmative vote of all of the Partners.

ARTICLE XII DISSOLUTION AND WINDING UP
SECTION 12.1. Liquidating Events. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (each a "Liquidating Event"):
(a) The unanimous vote of the Partners to dissolve, wind up, and liquidate the Partnership;
(b) The Bankruptcy of the General Partner; provided that such Bankruptcy shall not constitute a Liquidating Event if the Partnership is continued pursuant to' this Section 12.1;
(c) A judicial determination that an event has occurred that makes it unlawful to carry on the business of the Partnership; or

          (d) The withdrawal or removal of the General Partner, the assignment by the General Partner of its entire Interest or any other event that causes the General Partner to cease to be a general partner under the Act, provided that any such event shall not constitute a Liquidating Event if the Partnership is not dissolved or is continued pursuant to this Section 12.1.

The Partners hereby agree that, notwithstanding any provision of the Act or the Delaware Uniform Partnership Act (or any corresponding provisions of succeeding law), the Partnership shall not dissolve prior to the occurrence of a Liquidating Event. Upon the occurrence of any event set forth in Section 12.1(b) or 12.1(d) hereof (so long as no other Liquidating Event has occurred), the Partnership shall not be dissolved or required to be wound up if (x) at the time of such event there is at least one remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or (y) within ninety (90) days after such event all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional General Partners. If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved prior to the occurrence of a Liquidating Event, or if upon the occurrence of an event described in Section 12.1(b) or 12.1(d) hereof, the Partners fail to appoint a substitute General Partner effective as of such event and--to agree to continue the business of the Partnership as provided in this Section 12.1, then within an additional one hundred and eighty (180) days after such determination or the last day of such ninety (90) day period, as the case may be (the "Reconstitution Period"), the remaining Partner(s) may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person elected by the remaining Partner(s). Unless such an election is made within the Reconstitution Period, the Partnership shall wind up its affairs in accordance with Section 12.2 hereof. If such an election is made within the Reconstitution Period, then:

(i) The reconstituted limited partnership shall continue until the occurrence of a Liquidating Event as provided in 'this Section 12.1;
(ii) If the successor general partner is not a former General Partner, then the Interest of any former General Partner shall be treated thenceforth as the Interest of a Limited Partner; and

          (iii) All necessary steps shall be taken to cancel this Agreement and the Certificate and to enter into a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Article XIII hereof;

provided that the right of the remaining Partner(s) to select a successor general partner and to reconstitute and continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner and neither the Partnership nor the reconstituted partnership would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

          SECTION 12.2. Winding Up. Upon the occurrence of a Liquidating Event (unless the Partnership is not to be wound up pursuant to Section 12.1 hereof), the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners, and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Partnership Property has been distributed pursuant to this Section 12.2 and the Certificate has been canceled in accordance with the Act. The General Partner (or, in the event there is no remaining General Partner, any Person that may be appointed by the remaining Partner(s)) shall be responsible for overseeing the winding up and dissolution of the Partnership, shall take full account of the Partnership's liabilities and Property, shall cause the Property to be liquidated as promptly as is consistent with obtaining the fair value thereof unless it elects to make distributions of all or any part of the Property in. kind and except as otherwise provided in this Section -12.2, and shall cause the Property or the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

          (a) First, to creditors other than the General Partner but including any Limited Partner who is a creditor, to the extent otherwise permitted by law, in satisfaction of all of the Partnership's debts and liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision or payment has been made and liabilities for distributions to Partners under Sections 17-601 or 17-604 of the Act;

          (b) Second, to the General Partner, in its capacity-as a creditor of the Partnership, in satisfaction of all of the Partnership's debts and liabilities (whether by payment or the making of reasonable provision for payment thereof); and

(c) The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XII, other than compensation pursuant to Section 5.6(c) hereof. The General Partner understands and agrees that by accepting the provisions of this Section 12.2 setting forth the priority of the distribution of the assets of the Partnership to be made upon its liquidation, such General Partner expressly waives any right which it, as a creditor of the Partnership, might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Partnership in connection with a distribution of assets' of the Partnership in satisfaction of any liability of the Partnership, and hereby subordinates to said creditors any such right.

          Upon liquidation of the Partnership pursuant to this Article XII and in accordance with the procedures set forth in Section 10. 8(b)(i) hereof, the assets of the Partnership shall be valued, the Gross Asset Value of Partnership assets shall be adjusted and Profits, Losses and other items of Partnership income, gain, loss or deduction shall be allocated. For purposes of the preceding sentence of this Section 12.2, the Retirement Date referred to in Section 10.8(b) hereof shall be deemed to be, in the case of a liquidation as a result of an event described in (a) Section 12. l(a) hereof, the date on which the vote referred to in Section 12. l(a) hereof occurs, (b) Section 12. l(b) hereof, the date on which an event of Bankruptcy shall occur with respect to the General Partner, (c) Section 12. l(c) hereof, the date on which the judicial determination is issued or (d) the date on which the event described in Section 12. l(d) hereof occurs.

          In connection with the winding up of the Partnership and the liquidation of its assets, the Schedule A Assets may be sold for their Appraised Value as determined in accordance with Section 10.8(b)(i) hereof.

          Unless the Partners otherwise unanimously agree, undivided interests in each item of Property and proportionate share of cash (including cash from the disposition of Property) shall be distributed to the Partners in proportion to the respective balances in the Partners' Capital Accounts as determined pursuant to Section 12.2(c) hereof.

          SECTION 12.3. Compliance With Certain Requirements of Regulations Deficit Capital Accounts. (a) In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g),

(i) Distributions shall be made pursuant to this Article XII to the Partners who have positive Capital Accounts .in compliance with Regulations Section 1.704-1 (b) (2) (ii) (b) (2);

          (ii) If any General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3);

          (iii) If the Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions' and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), the Limited Partner shall have no obligation to make any contribution to the capital of the-Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

(b) In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to Section 12.2 hereof may be:

          (i) distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting mounts owed to the Partnership, and paying any contingent liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the General Partner in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to Section 12.2 hereof; or

          (ii) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

The portion of the distributions that would otherwise have been made to the General Partner and the Limited Partner that is instead distributed to a trust pursuant to Section 12.3(b)(i) hereof or withheld to provide a reserve pursuant to Section 12.3(b)(ii) hereof shall be determined in the same manner as the expense or deduction would have been allocated if the Partnership had realized an expense equal to such amounts immediately prior to distributions being made pursuant to Section 12.2 hereof.

          SECTION 12.4. Deemed Contribution and Distribution. Notwithstanding any other provision of this Article XII, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Partnership shall be deemed to have contributed all Property and transferred all Partnership liabilities to a new limited partnership in exchange for an interest in the new limited partnership, and immediately thereafter, the Partnership will be deemed to liquidate by distributing interests in the new limited partnership to the Partners.

          SECTION 12.5. Rights of Partners. Except as otherwise provided in this Agreement, (a) each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership, and (b) no Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

          SECTION 12.6. Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 12.1 hereof, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

ARTICLE XIII POWER OF ATTORNEY

          SECTION 13.1. General Partner as Attorney-In-Fact. (a) Grant of Power. Each Partner hereby makes, constitutes, and appoints the General Partner and each successor General Partner, with full power of substitution and re-substitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use-and benefit, to sign, execute, certify, acknowledge, swear to, file, and record (a) all certificates of limited partnership, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the General Partner may deem necessary or appropriate to be filed by the Partnership under the laws of the State of Delaware or any other state or jurisdiction in which the Partnership is doing or intends to do business; (b) any and all amendments or changes to this Agreement and the instruments described in (a), as now or hereafter amended, which the General Partner may deem necessary or appropriate to effect a change or modification of the Partnership in accordance with the terms of this Agreement, including, without limitation, amendments or changes to reflect (i) the exercise by the General Partner of any power granted to it under this Agreement; (ii) any amendments adopted by the Partners in accordance-with the terms of this Agreement; (iii) the admission of any substituted Partner; and (iv) the disposition by any Partner of its Interest; and (c) all certificates of cancellation and other instruments which the General Partner .may deem necessary or appropriate to effect the dissolution and termination of the Partnership pursuant to the terms of this Agreement; and (d) any other instrument which is now or may hereafter be required by law to be filed on-behalf of the Partnership or is deemed necessary or appropriate by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms. Each Partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Partner might or could do personally, and hereby ratifying and confirming all-that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

          (b) Form of Signature. To the extent the laws of any jurisdiction in which the Partnership engages in business requires that a limited partner sign, execute, certify, acknowledge, swear to, file, or record a certificate or other document, such certificate or other document shall be executed in the form set forth below:

Potomac Nevada Leasing Corporation, General Partner

By:  Potomac Nevada Leasing Corporation,
attorney-in-fact under Power of Attorney,
dated as of January 7, 1999

By:_________________________
Title:________________________

SECTION 13.2. Nature as Special Power. The power of attorney granted pursuant to this Article XIII:
(a) Is a special power of attorney coupled with an interest and is irrevocable;

          (b) May be exercised by any such attorney-in-fact by listing the Partner(s) executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Partner(s); and

          (c) Shall survive the Bankruptcy, insolvency, dissolution, or cessation of existence of a Partner and shall survive the delivery of an assignment by a Partner of the whole or a portion of its Interest, except that where the assignment is of such Partner's entire Interest and the assignee, with the consent of the General Partner, is admired as a substituted Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

ARTICLE XIV MISCELLANEOUS

          SECTION 14.1. Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and sent by overnight courier, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimile communication sent by overnight courier, charges prepaid and addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners:

(a) If to the Partnership, to the Partnership at the address set forth in Section 1.4 hereof;
(b) If to the General Partner, to the address set forth in Section 2.1 hereof; and
(c) If to the Limited Partner, to the address set forth in Section 2.2 hereof.

Any such notice delivered, mailed or dispatched shall become effective when received. A return receipt will be conclusive evidence of receipt. Any Person may from time to time specify a different address by notice to the Partnership and the Partners.

          SECTION 14.2. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors, transferees, and assigns.

          SECTION 14.3. Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The terms of this Agreement are intended to embody the economic relationship among the Partners and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.

SECTION 14.4. Time. Time is of the essence with respect to this Agreement.

          SECTION 14.5. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

          SECTION 14. 6. Severability. Except as otherwise provided !n the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 14.6 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Partner to lose the benefit of its economic bargain.

          SECTION 14.7. Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

          SECTION 14. 8. Further Action. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

          SECTION 14.9. Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

          SECTION 14.10. Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

          SECTION 14.11. Waiver of Action for Partition; No Bill For Partnership Accounting. Each Partner irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership Property. To the fullest extent permitted by law, each Partner covenants that it will not (except with the consent of the General Partner) file a bill for Partnership accounting.

          SECTION 14.12. Consent to Jurisdiction; Service of Process. Each Partner (i) irrevocably submits to the non-exclusive jurisdiction of any Delaware State court or Federal court sitting in Wilmington, Delaware in any action arising out of this Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court. Each Partner hereby appoints the Partnership at its registered office in the State of Delaware, located at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 (or any successor appointed by a Partner, provided, that prior written notice of such successor be sent to the other Partner) as its designee, appointee and agent to receive, accept and acknowledge, for and on behalf of each such Partner, service of process; service of process so served also shall be delivered to the Partner being so served in accordance with the requirements of Section 14.1 hereof.

          SECTION 14.13. Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

          SECTION 14.14. Sole and Absolute' Discretion. Except as otherwise provided in this Agreement (including Article V hereof), all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the General Partner, as the case may be.

          SECTION 14.15. Specific Performance. Each Partner agrees with the other Partners that the other Partners would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the non-breaching Partners may be entitled, at law or in equity, the non-breaching Partners shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

SECTION 14. 16. No Material Impairment. No Partner shall take any action that could impair materially such Partner's ability to perform its duties and obligations under this Agreement.
SECTION 14. 17. Duties and Liabilities of Partners. The duties and liabilities of the Partners to each other and to the Partnership are governed by the terms of this Agreement.
IN WITNESS WHEREOF, the parties have entered into this Third Amended and Restated Agreement of Limited Partnership as of the day first above set forth.
[signatures follow on separate pages]
GENERAL PARTNER: POTOMAC NEVADA LEASING CORPORATION By: /s/ KEVIN MCGOWAN Title: Treasurer

THIS IS A SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF POTOMAC LEASING ASSOCIATES, L.P. AND IS EXECUTED BY THE PARTY NAMED ABOVE IN ITS CAPACITY AS GENERAL PARTNER

LIMITED PARTNER: POTOMAC NEVADA CORPORATION By: /s/ LESLIE C. ZIMBERG Title: Vice President and Secretary

THIS IS A SIGNATURE PAGE TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF POTOMAC LEASING ASSOCIATES, L.P. AND IS EXECUTED BY THE PARTY NAMED ABOVE IN ITS CAPACITY AS LIMITED PARTNER

SCHEDULE A
PHASE I ASSETS AS OF THE CLOSING DATE
Accrued Rent Receivable
1988 Boeing 737-322 (N342UA)
1988 Boeing 737-322 (N341UA)
PHASE II ASSETS AS OF THE CLOSING DATE
Accrued Rent Receivable
McDonnell Douglas DC-9-82 (N71828)
McDonnell Douglas DC-9-82 (N14831)